Contact:	Dick Hobbs
(414) 347-3706

Sensient Technologies Corporation
Reports Results for the Quarter and Year Ended December 31, 2013

Adjusted EPS of $2.71 is an All-Time High
Reported EPS was $2.27

Fourth Quarter Adjusted EPS Increased 15% to 63 Cents, a Fourth Quarter Record
Reported Fourth Quarter EPS was 56 Cents

Adjusted Cash Provided by Operations Increased 19% in 2013
Reported Cash Provided by Operations Increased 10% in 2013

MILWAUKEE—February 10, 2014 —Sensient Technologies Corporation (NYSE: SXT) reported diluted earnings per share of 56 cents in the fourth quarter, which includes restructuring costs of seven cents per share. As adjusted, to remove the impact of the restructuring costs, diluted earnings per share were 63 cents, a fourth quarter record and an increase of 15% over the 55 cents reported in the comparable period last year.  Consolidated revenue was $351.1 million compared to $356.2 million in the fourth quarter of 2012. Operating income was $38.6 million as reported and included $5.7 million of pre-tax restructuring costs. Adjusted operating income increased 11.5% to $44.3 million compared to $39.7 million reported in last year's fourth quarter.  Foreign currency translation did not have a significant impact on revenue or operating income in the fourth quarter.

Revenue was approximately $1.5 billion for the full year in both 2013 and 2012.  Diluted earnings per share, as reported, were $2.27, which includes restructuring costs of 44 cents. As adjusted, to remove the impact of the restructuring costs, diluted earnings per share for 2013 were $2.71 compared to $2.49 reported last year. Gross margin, as reported, improved 70 basis points in 2013 to 32.4%. Adjusted gross margin improved 90 basis points to 32.6%, from 31.7% in 2012. Operating income, as reported, was $172.4 million in 2013 and included $31.7 million of restructuring costs.  Adjusted operating income increased 7% to $204.1 million, from $191.2 million in 2012.  Foreign currency translation did not have a significant impact on revenue or earnings per share in 2013.

Cash provided by operating activities in 2013 was $153.6 million, as reported.  Adjusted to remove the restructuring impact, cash provided by operating activities increased 19.4% to $166.4 million in 2013 from $139.4 million last year.  Cash provided by operating activities was $35.8 million as reported in the fourth quarter of 2013.  Fourth quarter cash provided by operating activities, adjusted to remove the restructuring impact, was $42.2 million compared to $47.1 million in last year's fourth quarter.

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Sensient Technologies Corporation	Page 2
Earnings Release – Fourth Quarter and Year Ended December 31, 2013
February 10, 2014

The Company successfully completed both elements of its restructuring plan as of the end of 2013. The plan included relocating the Flavors & Fragrances Group headquarters from Indianapolis to Chicago, and consolidating multiple facilities throughout the Company. The total cost of the restructuring activities was $31.7 million, which is reported in the Corporate & Other segment.  The Company has included non-GAAP results to remove the costs related to the restructuring plan and provide investors with a view of operating performance excluding significant and non-recurring items.

"Sensient had an exceptional year in 2013, and we delivered strong results in the fourth quarter," said Paul Manning, President and CEO of Sensient Technologies Corporation.  "The Color Group performed very well throughout the year, and I was encouraged by the Flavors & Fragrances Group's performance in the fourth quarter.  I am confident in our ability to grow both businesses and I am optimistic about 2014 and beyond."

BUSINESS REVIEW

The Color Group reported revenue of $115.7 million in the quarter, compared to $115.6 million reported in the comparable period last year.  Operating income increased 16.2% in the quarter to $23.1 million from $19.9 million in last year's fourth quarter. The Color Group's operating margin increased 280 basis points to 20.0% in the quarter, driven by strong performances across the Group. The food colors, pharmaceutical excipients, cosmetic ingredients and digital inks businesses all achieved solid growth in the quarter. Foreign currency translation impacted both revenue and operating income by less than one percent in the quarter.

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Sensient Technologies Corporation	Page 3
Earnings Release – Fourth Quarter and Year Ended December 31, 2013
February 10, 2014

The Color Group reported revenue of $494.0 million in 2013 and $499.2 million in 2012.  Operating income increased 7.5% to $103.6 million in 2013 from $96.4 million last year.  The Color Group's operating margin was 21.0% in 2013, a 170 basis point increase from the 19.3% reported in 2012.  Foreign currency translation did not have a significant impact on either revenue or operating income for the year.

The Flavors & Fragrances Group reported quarterly revenue of $210.1 million compared to the $216.9 million reported in the comparable period last year.  Operating income increased 2% to $29.2 million, compared to $28.7 million in last year's fourth quarter.  The Flavors & Fragrances Group's operating margin increased to 13.9% in the quarter, an improvement of 70 basis points from last year's fourth quarter.  The impact of foreign currency translation was less than one percent for both revenue and operating income.

The Flavors & Fragrances Group reported revenue of $881.3 million in 2013, up from $875.3 million last year.  Operating income was $122.4 million in 2013 and $123.0 million in 2012.  The Flavors & Fragrances Group's operating margins were 13.9% in 2013 and 14.1% in 2012.  Foreign currency translation did not have a significant impact on either revenue or operating income for the year.

The Corporate & Other segment, which includes the Company's operations in Asia Pacific and China, and the flavor businesses in Central and South America, reported revenue of $38.1 million in the fourth quarter compared to $37.0 million in the comparable period last year.  Fourth quarter revenue grew by 8% in local currency.  For the full year, revenue was $150.4 million in 2013 and $145.6 million in 2012.  Revenue grew by 6%, in local currency, for the year.

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Sensient Technologies Corporation	Page 4
Earnings Release – Fourth Quarter and Year Ended December 31, 2013
February 10, 2014

2014 OUTLOOK

Sensient expects 2014 diluted earnings per share to be within the range of $2.86 and $2.94.

CONFERENCE CALL

The Company will host a conference call to discuss its 2013 fourth quarter and full year financial results at 10:00 a.m. CST on Monday, February 10, 2014.  To participate in the conference call, contact InterCall Teleconferencing at (706) 758-1089 and refer to conference identification number 41324411. A webcast of the conference call will be available on the Investor Information section of the Company's website at www.sensient.com.

A replay will be available beginning at 1:00 p.m. CST on February 10, 2014, through midnight on February 17, 2014, by calling (404) 537-3406 and referring to conference identification number 41324411.  A transcript of the call will also be posted on the Company's web site at www.sensient.com after the call concludes.

This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management's current assumptions and estimates of future economic circumstances, industry conditions, Company performance and financial results.  A variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management's Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2012, and quarterly report on Form 10-Q for the quarter ended September 30, 2013. The forward-looking statements in this press release speak only as to the date of this release.  Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

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Sensient Technologies Corporation	Page 5
Earnings Release – Fourth Quarter and Year Ended December 31, 2013
February 10, 2014

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company's customers include major international manufacturers representing most of the world's best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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Sensient Technologies Corporation	Page 6
(In thousands, except percentages and per share amounts)

Consolidated Statements of Earnings	Three Months Ended December 31,			Twelve Months Ended December 31,

	2013	2012	% Change	2013	2012	% Change

Revenue	$351,111	$356,242	-1.4%	$1,467,550	$1,459,050	0.6%

Cost of products sold	234,926	245,979	-4.5%	991,648	995,907	-0.4%
Selling and administrative expenses	77,629	70,543	10.0%	303,540	271,935	11.6%

Operating income	38,556	39,720	-2.9%	172,362	191,208	-9.9%
Interest expense	3,830	3,665		16,147	16,901

Earnings before income taxes	34,726	36,055	-3.7%	156,215	174,307	-10.4%
Income taxes	6,677	8,834		42,920	50,399

Net earnings	$28,049	$27,221	3.0%	$113,295	$123,908	-8.6%

Earnings per common share:
Basic	$0.56	$0.55	1.8%	$2.28	$2.50	-8.8%

Diluted	$0.56	$0.55	1.8%	$2.27	$2.49	-8.8%

Average common shares outstanding:
Basic	49,796	49,538	0.5%	49,755	49,596	0.3%

Diluted	50,004	49,737	0.5%	49,934	49,822	0.2%

Reconciliation of Non-GAAP Amounts

The Company recorded restructuring costs of $5.7 million ($3.5 million after-tax or $0.07 per share) and $31.7 million ($22.0 million after-tax or $0.44 per share) for the three and twelve months ended December 31, 2013, respectively, related to the 2013 restructuring program to relocate the Flavors & Fragrances Group headquarters to Chicago, as well as a profit improvement plan across all segments of the Company.

	Three Months Ended December 31,

	Reported 2013	Restructuring Impact	Adjusted 2013	Reported 2012	% Change

Revenue	$351,111	$-	$351,111	$356,242	-1.4%

Cost of products sold	234,926	423	234,503	245,979	-4.7%
Selling and administrative expenses	77,629	5,311	72,318	70,543	2.5%

Operating income	38,556	(5,734)	44,290	39,720	11.5%
Interest expense	3,830	-	3,830	3,665

Earnings before income taxes	34,726	(5,734)	40,460	36,055	12.2%
Income taxes	6,677	(2,264)	8,941	8,834

Net earnings	$28,049	$(3,470)	$31,519	$27,221	15.8%

Earnings per common share:
Basic	$0.56	$(0.07)	$0.63	$0.55	14.5%

Diluted	$0.56	$(0.07)	$0.63	$0.55	14.5%

Average common shares outstanding:
Basic	49,796		49,796	49,538	0.5%

Diluted	50,004		50,004	49,737	0.5%

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Sensient Technologies Corporation	Page 7
(In thousands, except percentages and per share amounts)

Reconciliation of Non-GAAP Amounts (continued)

	Twelve Months Ended December 31,

	Reported 2013	Restructuring Impact	Adjusted 2013	Reported 2012	% Change

Revenue	$1,467,550	$-	$1,467,550	$1,459,050	0.6%

Cost of products sold	991,648	1,840	989,808	995,907	-0.6%
Selling and administrative expenses	303,540	29,895	273,645	271,935	0.6%

Operating income	172,362	(31,735)	204,097	191,208	6.7%
Interest expense	16,147	-	16,147	16,901

Earnings before income taxes	156,215	(31,735)	187,950	174,307	7.8%
Income taxes	42,920	(9,776)	52,696	50,399

Net earnings	$113,295	$(21,959)	$135,254	$123,908	9.2%

Earnings per common share:
Basic	$2.28	$(0.44)	$2.72	$2.50	8.8%

Diluted	$2.27	$(0.44)	$2.71	$2.49	8.8%

Average common shares outstanding:
Basic	49,755		49,755	49,596	0.3%

Diluted	49,934		49,934	49,822	0.2%

These non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures.

Results by Segment	Three Months Ended December 31,			Twelve Months Ended December 31,

Revenue	2013	2012	% Change	2013	2012	% Change

Flavors & Fragrances	$210,069	$216,933	-3.2%	$881,298	$875,281	0.7%
Color *	115,651	115,611	0.0%	493,972	499,210	-1.0%
Corporate & Other	38,067	36,998	2.9%	150,444	145,580	3.3%
Intersegment elimination	(12,676)	(13,300)	-4.7%	(58,164)	(61,021)	-4.7%

Consolidated	$351,111	$356,242	-1.4%	$1,467,550	$1,459,050	0.6%

Operating Income

Flavors & Fragrances	$29,170	$28,663	1.8%	$122,410	$122,997	-0.5%
Color *	23,085	19,859	16.2%	103,601	96,406	7.5%
Corporate & Other	(13,699)	(8,802)		(53,649)	(28,195)

Consolidated	$38,556	$39,720	-2.9%	$172,362	$191,208	-9.9%

Consolidated Excluding Restructuring Charge	$44,290	$39,720	11.5%	$204,097	$191,208	6.7%

* Beginning in the first quarter of 2013, the results of operations for the Company’s cosmetic and pharmaceutical businesses in Asia Pacific and China, previously reported in the Corporate & Other segment, are reported in the Color Group. Results for 2012 have been restated to reflect this change.

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Sensient Technologies Corporation	Page 8
(In thousands, except per share amounts)

Consolidated Condensed Balance Sheets December 31,	2013	2012

Current assets	$789,825	$751,354
Goodwill and intangibles (net)	467,815	462,896
Property, plant and equipment (net)	565,308	514,708
Other assets	47,786	47,685

Total Assets	$1,870,734	$1,776,643

Current liabilities	$222,893	$204,236
Long-term debt	348,124	333,979
Accrued employee and retiree benefits	28,538	60,527
Other liabilities	28,495	24,003
Shareholders' equity	1,242,684	1,153,898

Total Liabilities and Shareholders' Equity	$1,870,734	$1,776,643

Consolidated Statements of Cash Flows Twelve Months Ended December 31,	2013	2012

Net cash provided by operating activities	$153,553	$139,366

Cash flows from investing activities:
Acquisition of property, plant and equipment	(104,246)	(103,806)
Proceeds from sale of assets	6,225	1,364
Other investing activity	(208)	(242)

Net cash used in investing activities	(98,229)	(102,684)

Cash flows from financing activities:
Proceeds from additional borrowings	194,973	73,903
Debt payments	(198,686)	(58,052)
Purchase of treasury stock	-	(23,154)
Dividends paid	(45,513)	(43,426)
Proceeds from options exercised and other	1,007	1,957

Net cash used in financing activities	(48,219)	(48,772)

Effect of exchange rate changes on cash and cash equivalents	(2,331)	4,297

Net increase (decrease) in cash and cash equivalents	4,774	(7,793)
Cash and cash equivalents at beginning of period	15,062	22,855
Cash and cash equivalents at end of period	$19,836	$15,062

Supplemental Information Twelve Months Ended December 31,	2013	2012

Depreciation and amortization	$52,016	$48,352

Dividends per share	$0.91	$0.87